As filed with the Securities and Exchange Commission on July 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1690064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2828 N. Harwood Street, 15th Floor, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

MoneyGram International, Inc. 2005 Omnibus Incentive Plan

(Full title of the plan)

Francis Aaron Henry

Executive Vice President, General Counsel and Secretary

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

(Name and address of agent for service)

(214) 999-7552

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION TABLE

Title of Securities to be Registered	Amount To Be Registered (1)	Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.01 par value	5,800,000	$21.30	$123,540,000	$16,850.86

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the registrant’s common stock which become issuable under the registrant’s 2005 Omnibus Incentive Plan, as amended, pursuant to its anti-dilution provisions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s common stock on July 25, 2013, as reported on the NASDAQ Global Select Market.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 is filed by MoneyGram International, Inc., a Delaware corporation (“MoneyGram”), relating to 5,800,000 additional shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable under the March 25, 2013 amendment and restatement of the MoneyGram International, Inc. 2005 Omnibus Incentive Plan (as amended and restated, the “Plan”), which amendment and restatement was approved by MoneyGram’s stockholders on May 8, 2013. The Common Stock registered under this Registration Statement is in addition to the 937,500 shares of Common Stock registered on MoneyGram’s Form S-8 filed on May 20, 2005 (Commission File No. 333-125122) (the “Initial Registration Statement”), the 4,937,500 shares of Common Stock registered on MoneyGram’s Form S-8 filed on June 3, 2009 (Commission File No. 333-159709) (the “Second Registration Statement”) and the 1,250,000 shares of Common Stock registered on MoneyGram’s Form S-8 filed on August 30, 2011 (Commission File No. 333-176567) (the “Third Registration Statement” and, together with the Initial Registration Statement and the Second Registration Statement, the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the Third Registration Statement is incorporated by reference and made part of this Registration Statement, except as amended hereby. The prospectus referred to in Part I of this Registration Statement is a combined prospectus for purposes of Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), and relates to this Registration Statement and the Prior Registration Statements. On November 14, 2011, MoneyGram effected a one-for-eight reverse stock split of its issued and outstanding Common Stock. All share numbers in this Registration Statement reflect the reverse stock split.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

MoneyGram will provide all participants in the Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, MoneyGram is not filing such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by MoneyGram with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(a) MoneyGram’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 4, 2013, as amended by the Form 10-K/A filed on June 5, 2013;

(b) MoneyGram’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed on May 3, 2013, as amended by the Form 10-Q/A filed on June 5, 2013;

(c) MoneyGram’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on July 30, 2013;

(d) MoneyGram’s Current Reports on Form 8-K filed on February 20, 2013, March 1, 2013, March 4, 2013, March 25, 2013, March 28, 2013, April 15, 2013, April 23, 2013 and May 14, 2013;

(e) The description of MoneyGram’s Common Stock contained in its Registration Statement on Form 8-A, filed on May 10, 2013, and any amendment or report filed for the purpose of updating this description.

Except to the extent that information is deemed furnished and not filed pursuant to securities law and regulations, all documents filed by MoneyGram pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe the person’s conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter by or in the right of the corporation to procure a judgment in its favor as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by Delaware law, MoneyGram has included in its certificate of incorporation a provision to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

MoneyGram’s certificate of incorporation and bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary. Expenses will be advanced to a director or officer at his request, provided that, to the extent required by law, he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

In addition, MoneyGram has entered into indemnification agreements with each of its directors. These agreements provide, among other things, that it must, subject to specified exceptions:

•	indemnify each director to the full extent authorized or permitted by applicable law;

•

maintain insurance policies for the benefit of each director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and

•

indemnify each director against all expenses, fines, fees and amounts paid in settlement incurred by the director in connection with a threatened, pending or complete action relating to the director’s service as a director.

The indemnification agreements also contain procedures for implementing the indemnities described above, including advancement of expenses.

MoneyGram has procured directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 30, 2013.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Francis Aaron Henry
Name:	Francis Aaron Henry
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Pamela H. Patsley Pamela H. Patsley	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	July 26, 2013

/s/ W. Alexander Holmes W. Alexander Holmes	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Accounting Officer)	July 26, 2013

* J. Coley Clark	Director	July 26, 2013

* Victor W. Dahir	Director	July 26, 2013

* Antonio O. Garza	Director	July 26, 2013

* Thomas M. Hagerty	Director	July 26, 2013

* Seth W. Lawry	Director	July 26, 2013

* Ganesh B. Rao	Director	July 26, 2013

* W. Bruce Turner	Director	July 26, 2013

*	By F. Aaron Henry, as Attorney-in-Fact.

EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation of MoneyGram International, Inc., as amended (Incorporated by reference from Exhibit 3.1 to Registrant’s Annual Report on Form 10-K filed on March 15, 2010).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of MoneyGram International, Inc., dated May 18, 2011 (Incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed May 23, 2011).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of MoneyGram International, Inc., filed with the Secretary of State of the State of Delaware on November 14, 2011 (Incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed November 14, 2011).

4.4	Bylaws of MoneyGram International, Inc., as amended and restated September 10, 2009 (Incorporated by reference from Exhibit 3.01 to Registrant’s Current Report on Form 8-K filed on September 16, 2009).

4.5	Amendment to Bylaws of MoneyGram International, Inc., dated as of January 25, 2012 (Incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed January 27, 2012).

4.6	Amended and Restated Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of MoneyGram International, Inc., dated May 18, 2011 (Incorporated by reference from Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed May 23, 2011).

4.7	Form of Specimen Certificate for MoneyGram Common Stock (Incorporated by reference from Exhibit 4.1 to Amendment No. 4 to Registrant’s Form 10 filed on June 14, 2004).

10.1	MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended and restated (Incorporated by reference from Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on May 14, 2013).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of attorney.

*	Filed herewith.